1347 Property Insurance Holdings, Inc. - 8-K

Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2016 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS
Increase in Book Value per Share as Compared to Prior Year Despite Three CAT Events in 2016

2016 Gross Premiums Written of $51.3 million, up 17% Versus Prior Year

Conference Call Scheduled for March 17, 2017 at 10:00 a.m. ET

Tampa, FL – March 16, 2017 – 1347 Property Insurance Holdings, Inc. (NASDAQ: PIH) (the “Company”), a property and casualty insurance holding company offering specialty insurance to individual and commercial customers in Louisiana and Texas through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its fourth quarter and fiscal year ended December 31, 2016. As previously announced, Maison also recently secured a certificate of authority in the State of Florida.

Fourth Quarter 2016 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

●	Book value per share of $7.78 at December 31, 2016 versus $7.57 at September 30, 2016, an increase of 2.8%.

●	Gross premiums written remained level at $11.8 million.

●	Net premiums earned increased 4.3% to $7.6 million from $7.3 million.

●	Net income was approximately $1.6 million, or $0.27 per diluted share, compared to net income of $0.6 million, or $0.09 per diluted share, due, in large part, to reduced claims activity in the fourth quarter of 2016 compared with the prior year period.

●	The Company bought back 23,603 shares of its common stock in the fourth quarter at an average price of $7.32 under a previously approved share repurchase program which expired on December 31, 2016.

2016 Full-Year Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year period)

●	Book value per share of $7.78 at December 31, 2016, up from $7.74 at December 31, 2015.

●	Gross premiums written were $51.3 million, a 17.0% increase from $43.9 million

●	Net premiums earned were $30.4 million, a 17.4% increase from $25.9 million

●	Net income was $11 thousand for the full year 2016 compared with a loss of $1.7 million a year ago. On a per share basis, 2016 net income was zero compared to ($0.27) in the prior year period.

●	In-force policy count at December 31, 2016 increased to 33,800 up approximately 19% from 28,400 at December 31, 2015.

Management Comments

Doug Raucy, Chief Executive Officer, stated, “2016 was a very challenging year as we dealt with severe weather events in both our first and third quarters. Despite these headwinds, we were able to record positive net income for the year as our sound claim servicing and well-structured reinsurance program enabled us to mitigate our losses through these severe weather events. When weather conditions were more favorable in the second and fourth quarters, our business was able to produce solidly-profitable results. Although we expect to incur weather claims and even catastrophe events as a part of our business, we do look at 2016 as a year of exceptionally negative weather for us compared with most historical models. Absent the three CAT events we saw during the year, our business would have produced net income of approximately $6.5 million, or roughly $1.07 in earnings per share.”(1) Mr. Raucy continued, “We continued to grow our book of business through the year, finishing with approximately 33,800 policies in force at year-end, for a year over year gain of roughly 19%. Our book of business in Texas is a particular bright spot, as we are seeing an acceleration there, which is helping to offset a temporary slowdown in the Louisiana market following a year that saw many homeowners displaced. As a result, general insurance activity in Louisiana remains subdued for the time being. Looking ahead to 2017 we expect to see continued growth in Texas and are also optimistic that underwriting activity in Louisiana will begin to normalize. Also, as we announced on March 7, we have received approval to enter the Florida market. We plan to take an appropriate amount of time to build out our independent agent network there, while we work to structure the best insurance products and identify the areas and markets which offer the best opportunity for success. We don’t expect to begin writing policies in Florida until the fourth quarter of 2017 at the earliest and thus do not anticipate that Florida will have a material contribution to 2017 results. We are closely monitoring numerous factors in every market in which we have authority to write business, and pursuant to our recently re-evaluated strategic plan are focused on maximizing risk adjusted return on deployed capital both in terms of our insurance operations and investment activities.”

Operating Review

($ in thousands, except ratios and per share amounts)	(Unaudited)				(Audited)
	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2016	2015	Change		2016	2015	Change
Gross premiums written	$11,843	$11,849	(0.1%)		$51,327	$43,851	17.0%
Ceded premiums written	$5,127	$3,568	43.7%		$20,541	$13,422	53.0%
Gross premiums earned	$13,125	$10,608	23.7%		$48,947	$38,112	28.4%
Ceded premiums earned	$5,546	$3,344	65.8%		$18,499	$12,178	51.9%
Net premiums earned	$7,579	$7,264	4.3%		$30,448	$25,934	17.4%

Total revenues	$8,132	$7,556	7.6%		$32,256	$27,130	18.9%

Gross losses and loss adjustment expenses	$3,461	$3,085	12.2%		$31,786	$10,406	205.5%
Ceded losses and loss adjustment expenses	$2,006	$117	1,614.5%		$15,414	$467	3,200.6%
Net losses and loss adjustment expenses	$1,455	$2,968	(51.0%)		$16,372	$9,939	64.7%

Amortization of deferred policy acquisition costs	$2,344	$1,798	30.4%		$8,492	$6,571	29.2%
General and administrative expenses	$1,936	$1,839	5.3%		$6,918	$7,253	(4.6%)
Loss and amortization charges related to MSA termination	$92	$88	4.5%		$355	$5,703	(93.8%)

Income (Loss) before income tax expense (benefit)	$2,305	$863	167.1%		$119	($2,336)	NMF	(2)
Net income (loss)	$1,592	$579	175.0%		$11	($1,673)	NMF
Weighted average diluted shares outstanding	5,962	6,174			6,048	6,287

Ratios to Gross Premiums Earned:(1)
Ceded ratio	27.0%	30.4%	(3.4	) pts	6.3%	30.7%	(24.4	) pts
Gross loss ratio	26.4%	29.1%	(2.7	) pts	64.9%	27.3%	37.6	pts
DPAC ratio	17.9%	16.9%	1.0	pts	17.3%	17.2%	0.1	pts
G&A ratio	14.8%	17.3%	(2.5	) pts	14.1%	19.0%	(4.9	) pts
Combined Gross Ratio	86.1%	93.7%	(7.6	) pts	102.6%	94.2%	8.4	pts

Ratios to Net Premiums Earned:(1)
Net loss ratio	19.2%	40.9%	(21.7	) pts	53.8%	38.3%	15.5	pts
Net expense ratio	57.7%	51.3%	6.4	pts	51.8%	75.3%	(23.5	) pts
Net combined ratio	76.9%	92.2%	(15.3	) pts	105.6%	113.6%	(8.0	) pts

(1) See “Definitions of Non-U.S. GAAP Financial Measures” Section (2) NMF – Not Meaningful

Quarterly Financial Review

Premiums

Gross premiums written remained flat at $11.8 million for both the quarters ended December 31, 2016 and 2015, with growth in Texas offset by a reduction of business in Louisiana. Gross premiums earned increased 23.7% to $13.1 million for the quarter ended December 31, 2016 compared with $10.6 million for the quarter ended December 31, 2015 as a result of the consistent increase in policies in force the Company has experienced throughout the year. As of December 31, 2016, approximately 74% of the Company’s 33,800 policies in force were from voluntary policies obtained from the Company’s independent agent network, with the remainder obtained from take-out policies from Louisiana Citizens Property Insurance Company (“CPIC”). Additionally, the Company has assumed both commercial and personal lines wind/hail only business in Texas through agreements with Brotherhood Mutual Insurance Company and the Texas Windstorm Insurance Association (“TWIA”). This accounted for $0.7 million and $0.2 million in gross earned premium for the quarters ended December 31, 2016 and 2015, respectively.

Net premiums earned increased 4.3% to $7.6 million for the quarter ended December 31, 2016 compared with $7.3 million for the quarter ended December 31, 2015.

Losses and Loss Adjustment Expenses

The gross loss ratio for the quarter ended December 31, 2016 was 26.4% compared to 29.1% for the quarter ended December 31, 2015. The net loss ratio for the quarter ended December 31, 2016 was 19.2% compared to 40.9% for the quarter ended December 31, 2015. The Company experienced a more typical and relatively calm fourth quarter 2016 as compared with the same period a year ago, where the Company experienced a number of wind and hail events.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the fourth quarter of 2016 was $2.3 million, a $0.5 million increase over $1.8 million in the fourth quarter of 2015. As a percentage of gross premiums earned this expense rose 100 basis points to 17.9% for the fourth quarter of 2016, compared to 16.9% for the fourth quarter of 2015 due to an increase in the effective rate of the premium taxes paid in the State of Louisiana.

General and Administrative Expenses

General and administrative expenses for the fourth quarter of 2016 were $1.9 million, relatively unchanged versus $1.8 million in the fourth quarter of 2015. General and administrative expenses as a percentage of gross premiums earned declined to 14.8% for the fourth quarter of 2016 compared to 17.3% for the prior year period, due to a one-time impairment charge on goodwill incurred in the fourth quarter of 2015 related to its acquisition of Claimcor, LLC.

Net Income (Loss)

In the fourth quarter of 2016, the Company reported net income of $1.6 million, compared to a net income of $0.6 million in the prior year period. The Company reported net income of $0.27 per diluted share during the fourth quarter of 2016, based on approximately 6.0 million weighted average shares outstanding, compared to a net income of $0.09 per diluted share during the prior year period, based on approximately 6.2 million weighted average shares outstanding.

Balance Sheet / Investment Portfolio Highlights

As of December 31, 2016, the Company held cash, cash equivalents and investments with a carrying value of approximately $71.4 million. As of December 31, 2016, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers, including short-term investments comprised 94% of the investment portfolio.

Yearly Financial Review

Premiums

Gross premiums written increased 17.0% to $51.3 million for the year ended December 31, 2016 compared with $43.9 million for the year ended December 31, 2015. Gross premiums earned increased 28.4% to $48.9 million for the year ended December 31, 2016 compared to $38.1 million for the year ended December 31, 2015. The year over year increase was due primarily to an increase in the number of policies written, as pricing remained relatively stable. Net premiums earned increased 17.4% to $30.4 million for the year ended December 31, 2016 compared with $25.9 million for the year ended December 31, 2015.

Losses and Adjustment Expenses

The gross loss ratio for the year ended December 31, 2016 was 64.9%, up 37.6 points from the prior year period from 27.3%. The net loss ratio increased 15.5 points to 53.8% for the year ended December 31, 2016 compared to 38.3% for the year ended December 31, 2015. The increase in annual loss ratios was driven by three CAT storms which the Company experienced in the first and third quarters of 2016. Catastrophe losses (net of recoveries from its reinsurers) accounted for approximately $9.8 million or 32.2% of its net earned premium for the year ended December 31, 2016, versus $2.3 million or 8.9% of its net earned premium for the year ended December 31, 2015.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the year ended December 31, 2016 was $8.5 million, a $1.9 million increase from $6.6 million for the year ended December 31, 2015. Expressed as a percentage of gross premiums earned amortization was relatively consistent at 17.3% and 17.2%, respectively.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2016 were $6.9 million versus $7.3 million for the year ended December 31, 2015. This decrease resulted from a decrease in the outside professional fees incurred year over year as a result of bringing in-house many of the services which the Company had previously outsourced. Furthermore, the Company incurred a one-time charge in 2015 for $0.2 million associated with the impairment of intangible assets related to its acquisition of Claimcor, for which there was no comparable charge in 2016.

Net Income (Loss)

For the year ended December 31, 2016, the Company reported net income of $11 thousand, compared to a net loss of $1.7 million reported in the prior year.

Subsequent Activity

As announced in a press release dated March 7, 2017, the Florida Office of Insurance Regulation approved the Company’s subsidiary, Maison, to write property and casualty insurance in the State of Florida as an admitted carrier. Management expects to proceed with entry into Florida by building the business organically, using a network of high-quality independent agents. Potential future opportunities related to take-out business will also be evaluated as recent challenges observed in the Florida market can be more fully analyzed.

Conference Call Details

Date:	Friday, March 17, 2017

Time:	10:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers:	(877) 407-0619

International callers:	(412) 902-1012

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of PIH’s website at www.1347pih.com or by clicking on the conference call link: http://1347pih.equisolvewebcast.com/q4-2016. An audio recording of the call will be archived on the Company’s website.

Termination of Management Services Agreement

As previously communicated, on February 11, 2014, the Company entered into a Management Services Agreement (“MSA”) with 1347 Advisors, LLC (“Advisors”), a wholly owned subsidiary of Kingsway Financial Services, Inc., under which Advisors provided certain services to the Company, including forecasting, analysis of capital structure and reinsurance programs, and consultation in corporate development initiatives. Under the MSA, the Company was required to pay Advisors a monthly fee equal to 1% of direct written premiums. On February 24, 2015 the Company entered into an agreement which terminated the MSA, resulting in a one-time pre-tax charge of $5.4 million for the quarter ended March 31, 2015. By terminating the MSA, the Company is no longer required to pay the monthly fee to Advisors.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

The Company analyzes performance based on ratios common in the insurance industry such as loss ratio, expense ratio and combined ratio. The Company’s ratios are calculated as shown in the following table.

Ratio	Numerator	Divisor
Ceded ratio	Ceded premium earned minus ceded losses and loss adjustment expenses	Gross premium earned
Gross loss ratio	Gross losses and loss adjustment expenses	Gross premium earned
DPAC ratio	Amortization of deferred policy acquisition costs	Gross premium earned
G&A ratio	General and administrative expenses	Gross premium earned
Net loss ratio	Net losses and loss adjustment expenses	Net premium earned
Net expense ratio	Deferred policy acquisition costs plus general and administrative expenses plus loss and amortization charges related to MSA termination	Net premium earned

The gross combined ratio is calculated as the sum of the ceded ratio, gross loss ratio, DPAC ratio, and G&A ratio. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

The reconciliation of net income before catastrophe events as well as earnings per share before catastrophe events is as follows:

In 000’s	Year ended December 31, 2016
Net income, as reported	$11
Plus: net loss and lae from catastrophe events	9,805
Less: income tax expense on catastrophe event loss and lae	(3,334)
Net income before catastrophe events	$6,482
Divided by: weighted average shares outstanding, basic and diluted	6,048
Earnings per share before catastrophe events	$1.07

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas through its wholly-owned subsidiary Maison Insurance Company. The Company’s insurance offerings for personal and commercial customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about 1347 Property Insurance Holding, Inc., including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 can be found at the U.S. Securities and Exchange Commission’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT:	-OR-	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Jeremy Hellman, CFA
Chief Executive Officer		Senior Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9626 / jhellman@equityny.com

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Operations and Comprehensive Income (Loss) ($ in thousands, except per share amounts)

	(Unaudited)		(Audited)
	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Revenue:
Net premiums earned	$7,579	$7,264	$30,448	$25,934
Net investment income	150	160	544	362
Other income	403	132	1,264	834
Total revenue	8,132	7,556	32,256	27,130

Expenses:
Net losses and loss adjustment expenses	1,455	2,968	16,372	9,939
Amortization of deferred policy acquisition costs	2,344	1,798	8,492	6,571
General and administrative expenses	1,936	1,839	6,918	7,253
Loss on termination of Management Services Agreement	—	—	—	5,421
Accretion of discount on Series B Preferred Shares	92	88	355	282
Total expenses	5,827	6,693	32,137	29,466

Income (Loss) before income tax expense (benefit)	2,305	863	119	(2,336)
Income tax expense (benefit)	713	284	108	(663)
Net income (loss)	$1,592	$579	$11	$(1,673)

(Loss) Earnings per share – net (loss) income attributable to common shareholders:
Basic	$0.27	$0.09	$—	$(0.27)
Diluted	$0.27	$0.09	$—	$(0.27)
Weighted average common shares outstanding
Basic	5,962,032	6,174,145	6,047,979	6,286,706
Diluted	5,962,032	6,174,145	6,047,979	6,286,706

Consolidated Statements of Comprehensive (Loss) Income

Net income (loss)	$1,592	$579	$11	$(1,673)
Unrealized losses on investment available for sale, net of taxes	(313)	(121)	(3)	(62)
Comprehensive income (loss)	$1,279	$458	$8	$(1,735)

1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES Consolidated Balance Sheets Audited ($ in thousands, except per share amounts)

	December 31, 2016	December 31, 2015
Assets
Investments:
Fixed income securities, at fair value (amortized cost of $26,793 and $20,332, respectively)	$26,559	$20,238
Equity investments, at fair value (cost of $1,000 and $0, respectively)	1,136	—
Short-term investments, at cost	196	1,149
Limited liability investments, at cost	505	248
Total investments	28,396	21,635
Cash and cash equivalents	43,045	47,957
Deferred policy acquisition costs, net	4,389	4,030
Premiums receivable, net of allowance for credit losses of $38 and $3, respectively	2,923	2,395
Ceded unearned premiums	4,847	2,805
Reinsurance recoverable on paid losses	444	—
Reinsurance recoverable on loss and loss adjustment expense reserves	3,652	120
Funds deposited with reinsured companies	500	725
Current income taxes recoverable	1,195	965
Net deferred income taxes	420	506
Property and equipment, net	250	234
Intangible assets, net of accumulated amortization of $0 and $3, respectively	—	6
Other assets	788	705
Total Assets	$90,849	$82,083

Liabilities
Loss and loss adjustment expense reserves	$6,971	$2,123
Unearned premium reserves	25,821	23,442
Ceded reinsurance premiums payable	5,229	3,283
Agent commissions payable	497	403
Premiums collected in advance	1,128	870
Funds held under reinsurance treaties	73	—
Accounts payable and other accrued expenses	2,065	1,863
Series B Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 120,000 and zero shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	2,708	2,593
Total Liabilities	$44,492	$34,577

Shareholders’ Equity
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,108,125 and 6,358,125 shares issued and outstanding at December 31, 2016 and 2015, respectively	$6	$6
Additional paid-in capital	46,809	48,688
Retained earnings	616	605
Accumulated other comprehensive income (loss)	(65)	(62)
	47,366	49,237
Less: treasury stock at cost, 151,359 and 223,851 shares as of December 31, 2016 and December 31, 2015, respectively	(1,009)	(1,731)
Total Shareholders’ Equity	46,357	47,506
Total Liabilities and Shareholders’ Equity	$90,849	$82,083